FUND ACCOUNTING AND SERVICES AGREEMENT

THIS AGREEMENT is made as of September 14, 2009, between Guinness Atkinson Funds, a Delaware statutory trust, (the “Fund”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, diversified management investment company, presently consisting of the portfolios listed in Appendix A (the “Portfolios”);

WHEREAS, Guinness Atkinson Asset Management, (“GAAM” or the “Adviser”) is the Fund’s investment adviser and is responsible for managing the Fund’s business affairs and providing certain clerical, bookkeeping and other administrative and management services;

WHEREAS, ALPS provides certain fund accounting services to investment companies; and

WHEREAS, the Fund desires to appoint ALPS to perform certain fund accounting and other specified services for the Fund, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows.

1.	ALPS Appointment and Duties.

(a)
The Fund hereby appoints ALPS to provide the fund accounting, and other pricing services set forth in Appendix B hereto, as amended from time to time, upon the terms and conditions hereinafter set forth.  ALPS hereby accepts such appointment and agrees to furnish such specified services.  ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b)
ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Fund shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

(c)
ALPS shall promptly notify the Fund and its counsel if ALPS, in the performance of its duties under this Agreement, determines that a violation of applicable law has occurred, may have occurred, or, with the passage of time, would occur.

2.	ALPS Compensation; Expenses.

(a)
In consideration for the services to be performed hereunder by ALPS, the Fund shall pay ALPS the fees listed in Appendix C hereto.  Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Fund and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Fund originally provided to ALPS.  During each year of the Term, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent with those provided in the previous year of this Agreement, the total fee that would be charged for the same services would be the base fee rate (as reflected in Appendix C) increased by 5% per annum.

(b)
ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein.  ALPS will not bear any of the costs of Fund personnel.  Other Fund expenses incurred shall be borne by the Fund or the Funds’ investment adviser, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; transfer agency and custodial expenses; interest; Fund directors’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund’s directors; printing and mailing of shareholder reports, prospectuses, statements of additional information other offering documents, supplements, proxy materials and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.	Right to Receive Advice.

(a)
Advice of the Fund and Service Providers.  If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from the Fund or, as applicable, the Fund’s investment adviser, custodian or other service providers.

(b)
Advice of Counsel.  If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or ALPS, at the option of ALPS) and at its own expense.

(c)
Conflicting Advice.  In the event of a conflict between directions, advice or instructions ALPS receives from the Fund or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel.  ALPS will provide the Fund with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Fund.  Upon request, ALPS will provide the Fund with a copy of such advice of counsel.

4.	Standard of Care; Limitation of Liability; Indemnification.

(a)
ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.  Nothing herein shall be construed to protect ALPS against liability to the Fund or its shareholders to which ALPS would otherwise be subject by reason of material breach of this Agreement, violation of applicable law, willful misfeasance, bad faith, negligence or reckless disregard, with the performance of its duties.

(b)
In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Fund agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to ALPS by the Fund or the Fund’s investment adviser, custodian or other service providers and on which ALPS actually relies;

(ii)	any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates;

(iii)
losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party;

(iv)	ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS reasonably believes to be genuine;

(v)	loss of data or service interruptions caused by equipment failure; or

(vi)	any other action or omission to act which ALPS takes in connection with the provision of services to the Fund.

(c)
ALPS shall indemnify and hold harmless the Fund, the Fund’s investment adviser and their respective officers, directors, agents, and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(d)
Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages.  Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

5.
Activities of ALPS.  The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others.  The Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into accounting and services agreements or other agreements with such other corporations and businesses.

6.
Accounts and Records.  The accounts and records maintained by ALPS shall be the property of the Fund.  ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations.  ALPS shall surrender such accounts and records to the Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Fund or upon termination of the Agreement.  The Fund shall have access to such accounts and records at all times during ALPS’ normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by ALPS to the Fund at the Fund’s expense.  ALPS shall assist the Fund, the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

7.
Confidential and Proprietary Information.  ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld.  Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Fund.  When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information.  ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its current and former shareholders.

8.
Compliance with Rules and Regulations.  ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS).  Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Fund.  ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Fund a certification to such effect no less than annually or as otherwise reasonably requested by the Fund.  ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.  ALPS shall notify the Fund of any “material compliance matter” as defined by Rule 38a-1 promptly if such matter relates to the Fund.

9.	Representations and Warranties of ALPS. ALPS represents and warrants to the Fund that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

10.	Representations and Warranties of the Fund. The Fund represents and warrants to ALPS that:

(a)	It is a corporation duly organized and existing and in good standing under the laws of the state of and is registered with the SEC as an open-end diversified management investment company.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	The Board of Directors of the Fund has duly authorized it to enter into and perform this Agreement.

(d)
Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed.

11.
Documents.  The Fund has furnished or will furnish, upon request, ALPS with copies of the Fund’s Articles of Incorporation, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports and all forms relating to any plan, program or service offered by the Fund. The Fund shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Fund shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Fund with the SEC and any amendments and supplements thereto that are filed with the SEC; and “prospectus” shall mean the statutory long form prospectus and summary prospectus.

12.
Consultation Between the Parties.  ALPS and the Fund shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Fund shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

13.
Business Interruption Plan.  ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry.  In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions.

14.	Duration and Termination of this Agreement.

(a)
Initial Term.  This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”).  Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties or for cause pursuant to Section 15(c) hereof.

(b)
Renewal Term.  If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the then current renewal term or for cause pursuant to Section 15(c) hereof; so long as such continuation is approved by the Funds’ Board of Trustees.

(c)
Cause.  Notwithstanding anything to the contrary elsewhere in this Agreement, the Fund may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any Termination Payment or other liquidated damages.  For purposes of this Section 15, “cause” shall mean:

(i)	willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of its duties, obligations and responsibilities set forth in this Agreement;

(ii)
in the event ALPS is no longer permitted to perform its duties, obligations, or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings against ALPS which result in a determination that ALPS has violated, or has caused the Fund to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by the Fund of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS); or

(iii)
financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(d)
Deliveries Upon Termination.  Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of administrative duties and shall deliver to the Fund or as otherwise directed by the Fund (at the expense of the Fund) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder.   In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Fund uses all reasonable commercial efforts to appoint such replacement on a timely basis.

(e)
Fees and Expenses Upon Termination.  Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Fund.  Additionally, ALPS reserves the right to charge a reasonable fee for its de-conversion services.

15.
Unless otherwise required by context, right, obligations or remedies of ALPS run severally and not jointly to each series with respect to any particular action.  The rights, obligations or remedies with respect to one series may not be asserted with respect to any other series.  The use of a single document is for convenience only.

16.
Assignment.  This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of ALPS, or by ALPS without the prior written consent of the Fund.

17.
Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder.  To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

18.
Names.  The obligations of the Fund entered into in the name or on behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

19.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

20.
Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.
1290 Broadway, Suite 1100
Denver, Colorado  80203
Attn:  General Counsel
Fax:  (303) 623-7850

To the Fund:

Guinness Atkinson Funds
21550 Oxnard St.
Suite 750
Woodland Hills, CA 91367
Attn: Jim Atkinson
Fax: 818-716-2733

21.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

22.
Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

23.	No Waiver. No waiver by either party of any breach or default shall be construed as a waiver of any succeeding breach or default.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GUINESS ATKINSON FUNDS

By:	/s/ Jim Atkinson
Name:	Jim Atkinson
Title:	President

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

APPENDIX A

LIST OF PORTFOLIOS*

Guinness Atkinson Alternative Energy Fund (GAAEX)
Guinness Atkinson Asia Focus Fund (IASMX)
Guinness Atkinson Asia Pacific Dividend Fund (GAADX)
Guinness Atkinson China & Hong Kong Fund (ICHKX)
Guinness Atkinson Global Energy Fund (GAGEX)
Guinness Atkinson Global Innovators Fund (IWIRX)

* Stock symbol provided for ease of identification only.

APPENDIX B

SERVICES

Fund Accounting

–	Calculate daily NAVs

–	Transmit daily NAVs to NASDAQ, Transfer Agent and other third parties

–	Provide data for income and capital gain distributions

–	Reconcile cash and investment balances daily with the custodian.

–	Support preparation of financial statements

–	Calculate monthly performance figures

–	Prepare required Fund Accounting records in accordance with the 1940 Act

APPENDIX C

COMPENSATION

Fees paid to ALPS shall be calculated and accrued daily and payable monthly by the Fund at the annual rate of:

The fees will be the greater of the base fee of $209,000 or:

•	3.0 basis points of Fund’s annual net assets between $0 - $1B
•	2.0 basis points of Fund’s annual net assets in excess of $1B -$3B
•	1.0 basis points of the Fund’s annual net assets above $3B

All out-of-pocket expenses are passed through to the client at cost, including but not limited to: third party security pricing fees, Bloomberg fees, SAS70 control review reports, travel expenses to Board meetings and on-site supervisory reviews, customized programming/enhancements and other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under this Agreement.

LATE CHARGES:  All invoices are due and payable upon receipt.  Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.